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                                                                   Exhibit 12.1


Bowater Incorporated
Statement of Computation of Unaudited Ratio of Earnings to Fixed Charges (in millions, except ratio information)


                                                  Year ended and at December 31,
                                                  ------------------------------

                                                     1999       2000      2001
                                                  ------------------------------

Earnings:

Income before income taxes and minority interests  $ 155.8    $ 239.2   $ 193.5

Add: Fixed charges from below                        145.9      153.6     164.4
Less: Capitalized interest                             4.9        3.5       9.5
                                                  ------------------------------

                                                   $ 296.8    $ 389.3   $ 348.4
                                                  ==============================

Fixed Charges:

Interest expense, net of interest capitalized        126.7      135.2     141.0
Capitalized interest                                   4.9        3.5       9.5
Estimate of interest within rental expense             3.9        2.1       2.7
Amortized premium and discounts related to
  indebtedness                                        10.4       12.8      11.2
                                                  ------------------------------

                                                   $ 145.9    $ 153.6   $ 164.4
                                                  ==============================

Ratio of Earnings to Fixed Charges                    2.0x       2.5x      2.1x
                                                  ==============================